Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is entered into as of November 28, 2006 by and between ARTISTdirect, Inc., a Delaware corporation (the “Company”), and Nicholas Turner, an individual (“Contractor”).

RECITALS

A.            Contractor resigned his position as the Company’s Vice President, Business Development, effective as of August 31, 2006.

B.            In order to provide for the availability of Contractor’s services to the Company, the Company and Contractor have agreed to enter into this Agreement.

C.            Concurrently with the execution and delivery of, and as a material inducement to the Company to enter into, this Agreement, Contractor has entered into and delivered a release to the Company (to which this Agreement is attached) (the “Release”).

D.            The Company’s management considers it in the best interests of the Company to foster the continued availability of Contractor, and Contractor agrees to provide services to the Company and its subsidiaries, in accordance with the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.             Consulting Services; Status.

(a)           During the Term (as defined in Section 6 below), Contractor shall make himself available to provide non exclusive consulting services to the Company and its subsidiaries, as set forth on Exhibit 1.  Contractor agrees to relocate from the Company’s offices to another location reasonably selected and paid for by him (including appropriate amounts of insurance); provided, that, Contractor shall be available to personally attend meetings at Company’s premises, or such other location, upon reasonable advance notice by the Company. Contractor will comply with the Company’s rules and policies relating to workplace conduct and security while at the Company’s premises.

(b)           It is mutually understood and agreed that the Contractor, while performing the responsibilities under this Agreement, is and shall at all times be, act, function, and perform all services and responsibilities in the legal capacity as an independent contractor.  It is mutually further understood and agreed that no work, act, commission or omission of any act by Contractor pursuant to the terms of this Agreement shall be construed to make or render the Contractor an employee of the Company, and Contractor shall have no authority to enter into contracts on behalf of or bind the Company, or represent himself as an employee, agent, authorized representative or officer of the Company.

(c)           Contractor shall, at all times in the performance of his services hereunder, act in the best interests of the Company and shall use his best efforts to discharge and fulfill all of his obligations hereunder.  Contractor shall organize his business and affairs such that he is available on a first call, priority basis as to all matters affecting or relating to the Company.

(d)           Contractor shall, promptly upon request of the Company, make introductions and referrals to persons with which Contractor has had any material contact or negotiation regarding the Company or its Affiliates.

2.             Base Compensation; Commission.  During the Term, Contractor’s base monthly fee (“Base Fee”) and commission rate (“Commission”) will be as set forth on Exhibit 1.

3.             Bonus.  Consultant may be eligible to receive a cash bonus, as set forth on Exhibit 1 (the “Bonus”).

4.             Stock Options.  The Company shall endeavor, consistent with applicable law and its obligations to its stockholders and creditors, to register Contractor’s stock options to purchase shares of the Company’s common stock outstanding as of the date hereof on a Registration Statement on Form S-8.   The number of stock options currently granted to Contractor is set forth on Exhibit 2.  Contractor is not entitled to, and does not hold or possess (directly or indirectly) any stock, stock options or other forms of equity, equity derivatives, equity linked instruments or similar forms of compensation or equity in the Company or any of its affiliates.  Except as set forth in this Section 4, nothing in this Agreement shall affect the vesting, exercise, strike price or other terms and conditions of the option agreements and stock option plans under which such stock options were granted.

5.             Reimbursement; Benefits.

(a)           The Company agrees to reimburse Contractor for reasonable and necessary out-of-pocket expenses incurred during the Term that are directly related to performance of Contractor’s duties under this Agreement, to the extent such expenses are in accordance with the existing policies and procedures of the Company or are approved by the Company’s chief executive officer or chief financial officer.  In connection with, but not as limitation on, the foregoing, Contractor’s travel on behalf of the Company in connection with the performance of his duties hereunder shall be taken in a manner that is consistent with the Company’s past practice involving travel by Contractor during 2006.  Reimbursement is subject to Contractor providing the Company with copies of satisfactory documentation in sufficient detail to allow the Company to confirm the business nature of the expenses and to claim applicable deductions.

(b)           During the Term, the Company shall reimburse Contractor for monthly expenses associated with maintaining current health care coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), which currently equals $667.78 per month.  The Company shall not be obligated to provide any health care coverage that exceeds coverage provided by the Company as of August 31, 2006.  Except as required by applicable law or as otherwise set forth herein, the Company shall have no obligation to provide any other benefits to Contractor during the Term.

6.             Term.  The term (the “Term”) of this Agreement shall commence as of September 1, 2006 (the “Effective Date”) and shall terminate on April 30, 2007; provided that the Term may end earlier in accordance with Section 9 below.

7.             Rights to Works; Confidentiality.  In return for the consideration described herein, Contractor agrees as follows:

(a)           All inventions, trade secrets, ideas, recordings, original works of authorship or other work product of any kind that Contractor conceives, develops, discovers or makes in whole or in part in the course or scope of his services hereunder or to the Company, and contributions thereto (hereinafter referred to as “Work Product”) shall belong solely and exclusively to the Company.  The Company shall have the perpetual and exclusive right to use, exhibit, distribute, or license throughout the universe, any Work Product or part thereof in which Contractor’s services with the Company are utilized in all forms of audio, visual, textual, digital, electronic or other distribution that are now known or may hereafter exist, and otherwise exploit such Work Product in such media, forums and for such uses throughout the universe as it deems appropriate.  All revenues derived by the Company from the use, exhibition, distribution, licensing, or other exploitation of such Work Product shall be the sole and exclusive property of the Company.

(b)           To the extent that Work Product is considered: (i) a contribution to collective works and/or (ii) a part or component of audiovisual works, the parties hereby expressly agree that Work Product shall be considered “works made for hire” under the United States Copyright Act of 1976, as amended (17 U.S.C.  Section 101 et seq.).  In accordance therewith, the sole right of copyright in and to the Work Product shall belong exclusively to the Company in perpetuity.  To the extent that the Work Product is deemed a work other than a contribution to a collective work and/or a part or component of an audiovisual work, Contractor hereby irrevocably assigns and transfers to the Company to the maximum extent permitted by law all right, title and interest in the Work Product, including but not limited to, all copyrights, patents, trade secret rights, and other proprietary rights in or relating to the Work Product.  At the Company’s reasonable written request and sole expense, Contractor shall execute, verify, acknowledge, deliver and file any and all formal assignments, recordations and any and all other documents that the Company may prepare to give effect to the provisions of this Agreement.  In furtherance of the foregoing, Contractor hereby and irrevocably constitutes and appoints the Company, with full power of substitution, to be Contractor’s true and lawful attorney, in his name, place, and stead, to execute, acknowledge, swear to, and file all instruments, conveyances, certificates, agreements, and other documents, and to take any action which may be necessary or appropriate to effect the provisions of this Section 7.  The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable.

(c)           It is understood that the rights granted to the Company in this Section 7 shall continue in effect after the termination or expiration of this Agreement.

(d)           All provisions of this Agreement relating to the assignment by Contractor of any invention or innovation are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872.  In accordance with Section 2870 of the California Labor Code, the obligation to assign as provided in this Agreement does not apply to an invention or innovation that Contractor developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secrets except for those inventions that either: (i) relate to either (A) the business of the Company or any of its subsidiaries at the time of conception or reduction to practice of the invention, or (B) actual or demonstrably anticipated research or development of the Company or any of its subsidiaries; or (ii) result from any work performed by Contractor for the Company or any of its subsidiaries.  A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit 3.

(e)           Contractor shall disclose all inventions and innovations to the Company, even if he does not believe that he is required under this Agreement, or pursuant to California Labor Code Section 2870, in order to assign his interest in such invention or innovation to the Company.  If Contractor and the Company disagree as to whether or not an invention or innovation is included within the terms of this Agreement, it will be Contractor’s responsibility to prove that it is not included.

(f)            Contractor shall, at the request of the Company, enter into the Company’s standard confidentiality agreement for, and otherwise comply with the Company’s standard policies regarding confidential information that are applicable to, its employees and/or contractors (as such agreement and policies may be modified and/or updated from time to time).  In the event that such confidentiality agreement or policies conflict with the provisions of any of the terms and conditions of this Agreement, this Agreement shall govern to the extent of the such conflict.

8.             Covenant Not to Compete or Solicit.

(a)           Beginning on the date hereof and ending on the later of: (i) April 30, 2007 or (ii) the date of termination of Contractor’s services with the Company (the “Non-Competition Period”), Contractor shall not (other than on behalf of the Company), without the prior written consent of the Company, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term “Competitive Business Activity” shall mean: (i) engaging or investing in, managing or directing persons engaged in, or otherwise providing financial or other support to, any business, persons or entities acting, or proposing or planning to act, in competition with the Company or any of its affiliates or subsidiaries; (ii) acquiring or having an ownership interest in any entity that competes (or which is intended or anticipated to compete) with the Company or any of its affiliates or subsidiaries; or (iii) participating in the operation or control of any firm, partnership, corporation, entity or business that competes (or which is intended or anticipated to compete) with the Company or any of its affiliates or subsidiaries.  For all purposes hereof, the term “Restricted Territory” shall mean in any State of the United States of America, or in any foreign country in which the Company or an affiliate or subsidiary of the Company is conducting such Competitive Business Activity.  Notwithstanding the foregoing, Contractor’s services for a company whose primary business is e-commerce shall not be deemed engagement in a “Competitive Business Activity” as defined herein.

(b)           During the Non-Competition Period, and for a period of twelve (12) months thereafter, the Contractor shall not approach, solicit, encourage or take any other which could cause, induce or encourage, or could reasonably be expected to have the effect of causing, inducing or encouraging, any employee, customer, client or vendor of the Company or any of its subsidiaries to terminate, modify or change his or her employment or other relationship with the Company or its subsidiaries or affiliates.  Notwithstanding the foregoing, and during the term of this Agreement, Contractor may approach customers and clients of the Company for the purpose of advancing the Company’s sales, revenues and goodwill with such customers and clients (and Contractor shall regularly update the Company as to any actual or proposed contacts with current and prospective customers and clients of the Company).

(c)           The covenants contained in Section 8(a) hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. The parties acknowledge that the Competitive Business Activity is and will be national and international in scope and thus the covenants in this Section 8 would be particularly ineffective if the covenants were to be limited to a particular geographic area of the United States. If any court of competent jurisdiction at any time deems the Non-Competition Term unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in Section 8 not fully enforceable, the other provisions of Section 8, and this Agreement in general, will nevertheless stand and to the fullest extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Term be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 8(a)), and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances, but not in excess of the territory provided for in Section 8(a) and Section 8(b).

(d)           Notwithstanding the foregoing, the Company understands that during the Term, Contractor may seek employment or other consulting assignments.

9.             Termination.

(a)           The Company shall have the right, upon written notice to Contractor, to immediately terminate this Agreement and Contractor’s services with the Company for “Cause.”  Upon such termination, Contractor will have no further right to compensation or payments under Sections 2 or 3 or Exhibit 1.  For purposes of this Agreement only, “Cause” shall mean the determination by the Company in the exercise of its sole discretion, of any of the following:  (i) Contractor’s financial dishonesty, including, without limitation, misuse, misappropriation or embezzlement of the funds or property of the Company or any subsidiary or affiliate, falsification or alteration of any Company or subsidiary of affiliate documents or records or any unauthorized attempt by Contractor to take any business or business opportunities of the Company or any subsidiary or affiliate for Contractor’s own personal gain or benefit (or the gain or benefit of any other person or entity); (ii) Contractor’s unauthorized or improper use or disclosure of the Company or any subsidiary or affiliate’s confidential or proprietary information, or trade secrets; (iii) any action by Contractor that has or is likely to have a material detrimental or adverse effect on the Company or any subsidiary’s or affiliate’s reputation, business or prospects (including, without limitation, making or causing to be disseminated any disparaging comments regarding management or the Company); (iv) Contractor’s failure, refusal or inability to perform any material duties contemplated by this Agreement; (v) negligent, reckless or willful misconduct in performance of Contractor’s duties; (vi) any material breach by

Contractor of any agreement between Contractor and the Company or any subsidiary or affiliate; (vii) Contractor’s conviction (including any plea of guilty or nolo contendere) of any felony or the commission of any other material act or material omission involving dishonesty, disloyalty or fraud with respect to the Company, its subsidiaries or affiliates, any customer, supplier or other material business relations; (viii) Consultant entering into (A) any full time employment or consulting arrangement with any person or entity other than the Company or its subsidiaries or (B) any other arrangement that, in the case of this subclause (viii)(B), the Company determines it is reasonably likely to conflict with the provisions of Sections 1, 7, 8 and/or Exhibit 1 of this Agreement, or (ix) a material or willful violation by Contractor of the Company policies, including, without limitation, policies on prohibition of unlawful harassment and insider trading; provided, that with respect to the events described in subclauses (iii), (iv), (v), (vi), (viii) or (ix) to the extent the matter giving rise to “cause” is capable of being cured without cost, liability, or reputational damage to the Company or its affiliates (in each case as determined by the Company in the exercise of its reasonable discretion) then the Company may give Consultant a reasonable period to cure such breach in all respects (but not more than thirty (30) days).

(b)           The Company shall have the right to terminate this Agreement and to terminate Contractor’s services with the Company after the occurrence, and during the continuance, of any “Disability” upon thirty (30) days written notice to Contractor.  For purposes of this Agreement only, “Disability” means Contractor’s incapacity to perform the essential functions of his duties with or without reasonable accommodation as required hereunder for sixty (60) days or more because of mental or physical condition, illness or injury, consistent with applicable state and federal law.  In the event of any dispute regarding the existence of Contractor’s Disability, the matter shall be resolved by the determination of a physician qualified to practice medicine in the State of California, selected by the Company and reasonably approved by Contractor.  For this purpose, Contractor will submit to appropriate medical examinations.

(c)           This Agreement shall automatically terminate upon the event of Contractor’s death.

(d)           Contractor may terminate this Agreement for any reason upon ten (10) business days’ prior written notice to the Company.

(e)           The Company may terminate this Agreement at its option effective as of December 31, 2006 by a one-time payment to Contractor of $30,000 in the aggregate.  Such right of termination may be exercised (if at all) by delivery of notice of termination to Contractor at any time after the Base Fee for December 2006 has been made and on or prior to December 20, 2006.  The one-time payment of $30,000 shall be due no later than six (6) business days following delivery of written notice of termination, but in no event later than December 31, 2006.

(f)            No termination of this Agreement, regardless of the reason therefor or circumstances thereof, shall terminate or modify any of the obligations and agreements of the parties under Section 5 (to the extent Contractor has not theretofore been provided with the payments required to be made thereunder), Sections 6-19, and Contractor’s obligation to reimburse certain loan amounts and advance commissions (as more fully set forth on Exhibits 1 and 5), all of which shall continue in full force and effect following termination.

10.          Contractor’s Tax Obligations; Insurance Coverage.  All fees, compensation, payments and other benefits payable or provided under this Agreement shall be construed to include local, state or federal sales, use, excise, personal property or other similar taxes or duties, and any such taxes shall be assumed and paid for by Contractor. Contractor shall be solely responsible for and shall make proper and timely payment of any withholding or other taxes, such as Contractor’s estimated state and federal income taxes, employment taxes and self-employment taxes.  Contractor shall maintain appropriate insurance coverage, as may be required by applicable law, in each case, for the benefit of Contractor (which coverage shall name the Company and its subsidiaries as additional insureds).

11.          Securities Laws; Insider Trading Policies.

(a)           Contractor agrees to comply with all provisions of the securities laws of the United States.

(b)           Contractor agrees to comply with all provisions of the Company’s insider trading policy.

12.          Equitable Relief.  Contractor acknowledges that any breach or threatened breach by Contractor of the provisions of Sections 7 or 8 of this Agreement will result in immediate and irreparable to the Company, for which there will be no adequate remedy at law, and that the Company will be entitled to equitable relief to restrain Contractor from violating these Sections, and/or to compel Contractor to perform its obligations thereunder, without posting bond or other security.  Notwithstanding anything contained herein to the contrary, the parties shall be entitled to seek a temporary restraining order for an alleged breach or threatened breach of Sections 7 or 8 of this Agreement pursuant to California Code of Civil Procedure Section 1281.8.

13.          Complete Agreement; Amendment; Waiver.  This Agreement is the complete agreement and understanding between the parties with respect to its subject matter and supersedes any prior understandings, agreements or representations, written or oral (whether included in any written, electronic, oral or other correspondence (or otherwise)) which may relate to the subject matter hereof in any way.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Contractor, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

14.          Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.          Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by all the parties and their respective heirs, successors and assigns, except that Contractor may not assign his rights or delegate his obligations hereunder.

16.          Choice of Law.  This Agreement is made and entered into, and shall be interpreted and construed in accordance with the laws of, the State of California.

17.          Dispute Resolution.  The parties agree that any disputes related to this Agreement, or otherwise related to services provided by Contractor to the Company, shall be submitted to binding arbitration in accordance with the employment arbitration rules of American Arbitration Association (“AAA”) by a single impartial arbitrator. The arbitration shall take place in the County of Los Angeles, California, and all parties agree to submit to the jurisdiction of the arbitrator selected in accordance with AAA’s rules and procedures.  The parties agree that the arbitration procedure provided for in this section will be the exclusive avenue of redress for any disputes relating to or arising from this Agreement or otherwise related to Contractor’s service with the Company, and that the award of the arbitrator shall be final and binding on all parties, and nonappealable.  The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate, in accordance with applicable law.  The arbitrator shall also have discretion to award the prevailing party reasonable costs and attorneys’ fees incurred in bringing or defending an action under this provision, in accordance with applicable law.  THE PARTIES ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE THE DISPUTES COVERED BY THIS SECTION 17, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY WITH RESPECT TO SUCH DISPUTES.  Notwithstanding the foregoing, the parties shall be entitled to seek a provisional remedy, including, but not limited to, a temporary restraining order pursuant to California Code of Civil Procedure Section 1281.8 before or during arbitration.

18.          Indemnity.  The Contractor agrees to indemnify and hold the Company and its affiliates, subsidiaries, officers, directors, employees and agents harmless from any and all claims, demands, judgments, damages, liabilities, costs and fees, including reasonable attorneys’ fees, relating to or arising out of any claim or the defense of any claim that relates either to the performance by Contractor of his services under this Agreement or Contractor’s failure to comply with any of the terms of this Agreement.  The Company agrees to indemnify Contractor for losses incurred as a direct consequence of the discharge of Contractor’s duties hereunder.

19.          Notices.  Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed or when the period set forth below expires (whether or not it is actually received):  (i) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or (ii) if accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service.

20.          Letter of Recommendation.  On or prior to the fifth (5th) business day after the date hereof, the Company will provide a letter of recommendation to Contractor in the form of Exhibit 4.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above:

COMPANY:

ARTISTDIRECT, INC.
/s/ Robert N. Weingarten
By:	Robert N. Weingarten
Its:	Chief Financial Officer
Address:	1601 Cloverfield Boulevard, Suite 400 South Santa Monica, California 90404-4082

CONTRACTOR:

/s/ Nicholas Turner
Nicholas Turner
Address:	2026 E. Lakeshore Drive Agouro, California 91301

EXHIBIT 1

Duties:

Advancing, promoting and marketing the Company’s network operations and relationships in Europe and other foreign territories (which shall including taking a limited number of business trips to Europe to advance such efforts during the Term), advancing and promoting the Company’s goodwill and client (actual and prospective) relationships (both domestically and abroad) and such other non-exclusive consulting and advisory services with respect to the business and operations of the Company and its subsidiaries (including MediaDefender, Inc.) as the Company may request from time to time.

Contractor shall report to or consult with such employees of the Company and its subsidiaries as may be identified from time to time by the Company.

Base Fee:

During the four (4) month period ended December 31, 2006, and so long this Agreement has not theretofore been terminated, Contractor shall be entitled to receive a base monthly fee $5,000 and, in addition thereto, the Company shall make a loan to Contractor of $7,500 per month (which loan shall be evidenced by a promissory note substantially in the form of Exhibit 5).  The aggregate monthly loan amount shall be forgiven on April 30, 2007 assuming Contractor’s continued compliance with the covenants set forth in Section 8 of the Agreement during the Term.  The base monthly fee and loan proceeds shall be disbursed to Contractor not later than the tenth (10th) day of each month during such four-month period in 2006.

During the four (4) month period ended April 30, 2007, and so long this Agreement has not theretofore been terminated, the base monthly fee shall be increased to $7,500 per month and, in addition thereto, Contractor will receive a recoupable advance against commission (see “Commission,” below) of $2,500 per month (the “Advance Commission”) through April 30, 2007.  The base monthly fee and recoupable advance shall be disbursed to Contractor not later than the tenth (10th) day each month during such four-month period in 2007.

Commission:

Through the period ended April 30, 2007, and so long this Agreement has not theretofore been terminated, Contractor shall be entitled to receive a commission (a “Commission”) equal to 7.5% of total gross revenues attributable to the Company’s international network sales in any month that network sales actually collected and recognized by the Company exceed $30,000 (meaning that at $66,667 of monthly gross foreign revenues, Contractor will receive a $5,000 bonus).  The determination of “total gross revenues attributable to the Company’s international network sales” shall be made by the Company’s accounting personnel in the ordinary course of business and in their good faith (but sole) discretion.  Payments of commission shall be made within 15 days after the end of each month and shall be offset and reduced by any unrecouped Advance Commissions that have previously been disbursed to Contractor.

Assuming compliance with Section 8 of the Agreement through and at April 30, 2007, and notwithstanding the level of total gross revenues attributable to the Company’s international network sales during such four month period, the unrecouped Advance Commissions shall be forgiven on April 30, 2007.

Bonus:

If, for the eight (8) month period ended April 30, 2007, the Company’s gross international local ad revenues exceed $600,000, and so long this Agreement has not theretofore been terminated, Contractor will receive a one (1) time bonus of $30,000 (the “International Sales Bonus”).  For this purpose, the Company’s international local ad revenues means revenues in the Company’s media segment from sales of advertising outside of the United States on local web pages in Canada, the United Kingdom and Australia and other foreign territories, in each case as approved by the Company and actually recognized and collected by it. The determination of “international local ad revenues” shall be made by the Company’s accounting personnel in the ordinary course of business and in their good faith (but sole) discretion.  The bonus shall be payable within thirty (30) days following April 30, 2007.

In addition to the foregoing, during the first fiscal quarter of 2007, Contractor will be considered for a discretionary bonus based upon his performance during calendar 2006 (both as an employee of and consultant to the Company).  Any such bonus will be made at the Company’s sole discretion.  Contractor understands, acknowledges and agrees that he has not entered into this Agreement or the Release upon any understanding, promise, inducement or agreement that he will or may receive a bonus in any particular amount or at any particular time, or any bonus at all.

Release:

As a condition to any agreement of the Company to forgive any loans, waive recoupment of any advance commissions, make any payments under Section 9(e) or make a bonus payment (if any) to Contractor, the Company may require Contractor to enter into a release substantially in the form of the release to which this Agreement is attached.

EXHIBIT 2

Number of Stock Options

Options to purchase 92,000 shares as evidenced pursuant to a Notice of Stock Option Grant dated as of April 29, 2005.

EXHIBIT 3

California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

i.              Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

ii.             Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment.  Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870.  In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

EXHIBIT 4

Letter of Recommendation

ARTISTdirect, Inc.
1601 Cloverfield Boulevard, Suite 400 South
Santa Monica, California  90404-4082

[Date]

[Address of Recipient Party]

RE:         Nicholas Turner

To Whom It May Concern:

Mr. Turner has been associated with ARTISTdirect, Inc. (the “Company”) since January 2005.  He served as our Executive Vice President, Business Development from January 2005 to December 2005 and as our Vice President Business Development from January 2006 to August 2006.  Mr. Turner presently provides non-exclusive consulting services to the Company.

During his tenure as an executive with the Company, Mr. Turner was responsible for advancing, promoting and marketing the Company’s network operations in the United States and in Europe and for advancing and promoting the Company’s goodwill and client relationships.

We have enjoyed working with Mr. Turner and during his tenure he worked diligently to fulfill his responsibilities to the Company.

Sincerely,

Jonathan V. Diamond
President and Chief Executive Officer

EXHIBIT 5

Form of Promissory Note

This promissory note has not been registered pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Act”), or qualified pursuant to any applicable state securities law.  This promissory note may be resold only if registered pursuant to the provisions of the Act and qualified pursuant to applicable state securities laws or if an exemption from such registration and qualification is available, except under circumstances where neither such registration, qualification nor exemption is required by law.

PROMISSORY NOTE

Principal: $7,500	Issuance Date:	, 2006
No. 1

FOR VALUE RECEIVED, Nicholas Turner, an individual (“Maker”), promises to pay to the order of ARTISTdirect, Inc., a Delaware corporation (“Holder”), the principal sum of Seven Thousand Five Hundred Dollars ($7,500), with interest accruing on the unpaid principal balance at the applicable federal rate under Section 1274(d) of the Internal Revenue Code in effect on the Issuance Date on a per annum basis, as provided herein.  All payments shall be made in lawful money of the United States and shall be paid at such place as Holder hereof may designate from time to time.

Principal, and all unpaid accrued interest (collectively, the “Balance”), shall be due and payable in full on or before April 30, 2007 (the “Maturity Date”); provided, however, that in the event Maker complies in all respects with the covenants set forth in Section 8 of that certain Independent Contractor Agreement entered into by Maker and Holder as of November 28, 2006 (“Contractor Agreement”) during the term of such agreement, the Balance shall be forgiven by Holder effective as of the Maturity Date.

Maker shall have the right to prepay this promissory note in full or any portion thereof at any time during the term hereof without penalty.  All pre-payments shall be credited first on accrued interest and the balance on principal.

In the event Maker breaches any of the covenants set forth in Section 8 of the Contractor Agreement during the term of such agreement, the Holder of this promissory note may declare the Balance immediately due and payable (the declaration date is referred to herein as the “Accelerated Payment Date”).  Failure to exercise such option shall not constitute a waiver of the right to exercise the same at any other time or times.

In the Balance is not paid in full within ten (10) days after the Maturity Date or the Accelerated Payment Date, as the case may be, the undersigned shall pay a late payment charge of five percent (5%) of the amount so overdue to compensate Holder for its time and effort to collect such sum.

In the event of any action hereon or for the enforcement hereof or in the event of referring of this promissory note for collection, Maker promises to pay all costs thereof, including reasonable attorneys’ fees for trial and appeal actions, and all costs pertaining to securing the indebtedness hereunder.

This promissory note may not be changed, modified, amended without the prior written consent of Holder.

This promissory note is assignable by Maker or Holder without the prior written consent of the other party.

This promissory note shall be governed by and construed in accordance with the laws of the State of California.

This promissory note is delivered by Maker to Holder as of the Issuance Date first set forth above.

By:
Nicholas Turner

Address: